Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) to the AGREEMENT AND PLAN OF MERGER dated as of May 26, 2011 (the “Merger Agreement”), is made and entered into this 30th day of November 2011 by and among Skyworks Solutions, Inc., a Delaware corporation (“Skyworks” or the “Buyer”), PowerCo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Sub”), and Advanced Analogic Technologies Incorporated, a Delaware corporation (the “Company”). All capitalized terms not otherwise expressly defined in this Amendment shall have the respective meanings assigned to them in the Merger Agreement.

WHEREAS, the Buyer and the Company wish to settle and resolve certain disputes that have arisen between them with respect to the Merger Agreement, that are the subject of arbitration proceedings pending in the Court of Chancery of the State of Delaware, No. 004-A-CS and 005-A-CS (the “Arbitration Proceedings”);

WHEREAS, in settlement of the claims made by the Buyer and the Company in the Arbitration Proceedings, the Buyer and the Company have agreed to certain modifications to the terms of the Merger Agreement, which are set forth in this Amendment;

WHEREAS the respective Boards of Directors of the Buyer, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders for the Buyer to agree to such modifications and to settle and resolve the Arbitration Proceedings on the terms set forth herein;

WHEREAS, pursuant to this Amendment, the Buyer will make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase, upon the terms and subject to the conditions set forth in this Agreement, all issued and outstanding shares of Company Common Stock for consideration of $5.80 per share in cash (the “Offer Consideration”);

WHEREAS, to effectuate such acquisition, following consummation of the Offer, the Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”), with all theretofore untendered shares of Company Common Stock that remain outstanding immediately prior to the Effective Time being converted into the right to receive the Offer Consideration;

WHEREAS, the Board of Directors of the Company has (i) determined that the Offer and the Merger are fair to, and in the best interest of, the Company and its stockholders; (ii) approved this Amendment and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) declared the advisability of this Amendment and resolved to recommend that the holders of the Company Common Stock tender their shares into and accept the Offer and adopt the Merger Agreement as amended by this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Buyer, Merger Sub and the Company agree that the Merger Agreement shall be amended as follows:

Section 1. New Provisions Regarding Tender Offer, Two-Step Transaction. Article I of the Merger Agreement as heretofore in effect is hereby renumbered as Article IA, Sections 1.1, 1.2, 1.3 and 1.4 and hereby renumbered as Sections 1A.1, 1A.2, 1A.3 and 1A.4, respectively (and all references to such Article and Sections are adjusted accordingly), and a new Article I, reading as set forth below in this Section 1, is inserted immediately prior to such newly renumbered Article 1A:

ARTICLE I

THE TENDER OFFER

1.1 The Offer.

(a) On the terms and subject to the conditions of this Agreement, within seven (7) business days from the date hereof, the Buyer shall (or shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer to purchase any and all outstanding shares of Company Common Stock for consideration per share equal to $5.80 (the “Offer Consideration”) in cash. On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer and this Agreement, the Buyer shall (or shall cause Merger Sub to) accept for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay the Offer Consideration for all such shares of Company Common Stock promptly after acceptance. The obligation of the Buyer (either directly or through Merger Sub) to commence the Offer and to accept for payment and pay the Offer Consideration for shares of Company Common Stock validly tendered in the Offer and not properly withdrawn shall be subject to the conditions set forth in Annex I to this Agreement (which is annexed to this Amendment).

(b) The initial expiration date of the Offer shall be the twentieth (20th) business day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). If on or prior to any then scheduled expiration date of the Offer, all of the conditions to the Offer (including the Minimum Condition and all other conditions and requirements set forth in Annex I) shall not have been satisfied, or waived by the Buyer or Merger Sub if permitted hereunder, the Buyer shall (and shall cause Merger Sub to) extend the Offer for periods of up to ten (10) business days each until the earlier of (x) the date on which the Minimum Condition has been met and all of the conditions and requirements set forth in Annex I are satisfied or waived or (y) the date on which this Agreement is terminated in accordance with Article VIII. The Buyer expressly reserves the right, subject to compliance with the Exchange Act, to waive, amend or modify any term or condition of the Offer in its sole discretion; provided, however, that, without the prior written consent of the Company, the Buyer shall not:

(i) change the form of consideration payable in the Offer, decrease the Offer Consideration, or decrease the number of shares of Company Common Stock sought pursuant to the Offer;

(ii) extend the expiration date of the Offer except (A) as required by this Agreement or applicable law (including for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof), or (B) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC;

(iii) waive the Minimum Condition;

(iv) amend any term of the Offer in any manner adverse to holders of shares of Company Common Stock; or

(v) impose any condition to the Offer not set forth in Annex I.

Neither the Buyer nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with its terms, in which case the Buyer shall (or shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) business day) after such termination of this Agreement.

The Buyer may, without the consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act following its acceptance for payment of shares of Company Common Stock in the Offer.

(c) On the date of commencement of the Offer, the Buyer shall (or shall cause Merger Sub to) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”), a form of the related letter of transmittal, and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Buyer and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the other Offer Documents prior to the filing thereof with the SEC, and the Buyer and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). The Buyer and Merger Sub agree that the Offer Documents shall comply in all material respects with the requirements of applicable U.S. federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Buyer or Merger Sub with respect to information supplied by the Company or any of its stockholders for inclusion or incorporation by reference in the Offer Documents. The Buyer and Merger Sub shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities laws. Each of the Buyer, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Buyer and Merger Sub shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Buyer and Merger Sub shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Buyer, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, which comments the Buyer and Merger Sub shall give reasonable and good faith consideration), and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Buyer or Merger Sub or their counsel.

(d) The Buyer shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(e) The Buyer and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as the

Buyer OR Merger Sub, as the case may be, reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or under any other applicable law.

1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Contemporaneously with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer(together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the stockholders of the Company. Unless the Company has effected a Change of Recommendation, the Company shall provide the Buyer and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the buyer and its counsel (it being understood that the Buyer and its counsel shall provide any comments thereon as soon as reasonably practicable). Except and to the extent otherwise permitted pursuant to Section 6.1, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the board of directors of the Company (the “Company Board”) that the holders of the Company Common Stock tender their shares into and accept the Offer and adopt this Agreement and the transactions contemplated hereby, including the Merger, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company covenants and agrees to cause the Schedule 14D-9 and all amendments thereto (if any) (i) to comply in all material respects with the requirements of applicable U.S. federal securities laws and on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, and (ii) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Company with respect to information supplied by the Buyer or Merger Sub in writing for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, the Buyer and the Buyer shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable U.S. federal securities laws. Unless the Company Board has effected a

Change of Recommendation, the Company shall provide the Buyer and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall provide the Buyer and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, which comments the Company shall give reasonable and good faith consideration), and shall provide the Buyer and its counsel with a copy of any written responses thereto and a detailed written report of any oral responses thereto of the Company or its counsel.

(c) The Company shall promptly supply to the Buyer and Merger Sub in writing, for inclusion in the Schedule TO and the Offer Documents, all information concerning the Company required under applicable U.S. federal securities laws to be included in the Offer Documents or that may be reasonably requested by the Buyer and Merger Sub in connection with the preparation of the Schedule TO or the Offer Documents or their obligations hereunder.

(d) In connection with the Offer and the Merger, the Company shall promptly furnish to the Buyer and Merger Sub mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date and, to the extent known, a list of the beneficial owners of the shares of Company Common Stock as of a recent date, together with copies of all security position listings and all other computer files and other information in the Company’s possession or control regarding the beneficial owners of such shares, and shall furnish to the Buyer and Merger Sub such information and assistance (including updated lists and information) as the Buyer may reasonably request for the purpose of communicating the Offer to the record and beneficial owners of the shares of Company Common Stock. From and after the date of this Agreement, all such information concerning the Company’s record and, to the extent known, beneficial holders shall be made available to the Buyer and Merger Sub. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Buyer and the Buyer shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with this Agreement, shall, upon request, deliver to the Company, or, at the Buyer’s election, destroy, all copies of such information then in their possession or under their control.

1.3 Directors.

(a) Promptly after the first time at which the Buyer accepts for payment any shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”), and from time to time thereafter as shares of Company Common Stock are accepted for payment and the Offer Consideration is paid by the Buyer, the Buyer shall be entitled to designate such number of members of the Company Board (the “Buyer Designees”), rounded up to the nearest whole number, as will give the Buyer representation on the Company Board equal to the product of the total number of members of the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of shares of Company Common Stock beneficially owned by the Buyer or Merger Sub at such time (including shares of Company Common Stock so accepted for payment) bears to the total number of shares of Company Common Stock then outstanding; provided that in no event shall the Buyer Designees constitute less than a majority of the Company Board. In furtherance thereof, the Company shall, upon the request of the Buyer, use its best efforts promptly (and in any event within one business day) either to increase the size of the Company Board or to secure the resignations of such number of the Company’s incumbent directors (and such incumbent directors have agreed to resign if required in order for the Company to comply with this Section 1.3(a)), or both, as is necessary to enable the Buyer Designees to be so elected or appointed to the Company Board and the Company shall take all actions available to the Company to cause the Buyer Designees to be so elected or appointed. At such time, the Company shall, if requested by the Buyer, also take all action necessary to cause persons designated by the Buyer to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 4.3(a) hereof) of the Company and (iii) each committee (or similar body) of each such board. The provisions of this Section 1.3 are in addition to and shall not limit any rights which the Buyer, the Buyer or any of their Affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable law with respect to the election of directors or otherwise.

(b) The Company shall take all actions required in order to fulfill its obligations under Section 1.3(a), including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as part of the Schedule 14D-9. The Buyer and Merger Sub shall supply to the Company in writing any information with respect to the Buyer and the Buyer and the Buyer Designees to the extent required by such Section 14(f) and Rule 14f-1.

(c) Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Company’s Board of Directors shall, at all times prior to the Effective Time, be directors of the Company who were independent disinterested non-management directors of the Company on the date hereof (the “Independent Directors”), provided that, (i) the person listed in Section 1.3(c) of the Company Disclosure Schedule shall not constitute an Independent Director under this Section 1.3 and (ii) if there shall be in office less than two Independent Directors for any reason, the Company Board shall cause the person designated by the remaining Independent Director to fill such vacancy who shall be deemed to be an Independent Director for all purposes of this Agreement, or if no Independent Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be directors, officers, employees or Affiliates of the Buyer or Merger Sub and such persons shall be deemed to be Independent Directors for all purposes of this Agreement. From and after the time, if any, that the Buyer Designees constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of the Buyer or Merger Sub hereunder, any waiver of any condition to the Company’s obligations hereunder or any of the Company’s rights hereunder, any amendment to the Company’s certificate of incorporation or bylaws or any other action to be taken or not to be taken on behalf of the Company under or in connection with this Agreement, may be effected only if (in addition to the approval of the Company Board as a whole) there are in office one or more Independent Directors and such action is approved by a majority of the Independent Directors then in office.

1.4 Top-Up Option.

(a) Subject to Section 1.4(b) and Section 1.4(c), the Company grants to the Buyer an assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by the Buyer as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than ninety percent (90%) of the number of shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares) or (ii) the aggregate of the number of shares of Company Common Stock held as treasury shares by the Company and its Subsidiaries and the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of Company Stock Options or Company Warrants) as of immediately prior to the exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by the Buyer, in whole or in part, at any time at or after the Acceptance Time. The purchase price payable for each Top-Up Option Share shall consist of an amount equal to the Offer Consideration (the “Initial Top-Up Payment”). The aggregate Initial Top-Up Payment may be paid by the

Buyer, at its election, either in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such payment, or by any combination of cash and such promissory note. Any such promissory note shall bear interest at the applicable federal rate determined under Section 1274(d) of the Internal Revenue Code, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event that the Buyer wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (ii) the manner in which it intends to pay the Initial Top-Up Payment and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by the Buyer is to take place. At the closing of the purchase of the Top-Up Option Shares, the Buyer shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares, and the Company shall cause to be issued to the Buyer a certificate representing such shares.

(d) The Buyer and Merger Sub acknowledge that the Top-Up Option Shares that the Buyer may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. The Buyer and Merger Sub represent and warrant to the Company that the Buyer is, or will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor”, as defined in Rule 501 of Regulation D under the Securities Act. The Buyer agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by the Buyer for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

Section 2. The Merger.

(a) Section 2.1(c) of the Merger Agreement as heretofore in effect is amended and restated so as to read in its entirety as set forth below in this Section 2(a), and all references elsewhere in the Merger Agreement as heretofore in effect to shares of Buyer Common Stock issued or issuable pursuant to or in accordance with Section 2.1(c) shall be disregarded and construed to refer only to the cash Merger Consideration contemplated by this Amendment and by Section 2.1(c) as amended by this Amendment.

(c) Exchange Ratio for Company Common Stock. Subject to the provisions of Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Company Shares under Section 2.4) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2, a cash payment in the amount of Offer Consideration (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such certificate in accordance with Section 2.2, without interest, subject to the provisions of Section 2.4.

(b) Sections 2.2(c) and 2.2(d) and clauses (ii) and (iii) of Section 2.2(a) of the Merger Agreement as heretofore in effect are hereby deleted. All references elsewhere in Section 2.2 of the Merger Agreement as heretofore in effect to shares of Buyer Common Stock (and certificates for shares of Buyer Common Stock) issued or issuable to the holders of Company Common Stock as a result of the Merger shall be disregarded and such provisions shall be construed to refer only to the cash Merger Consideration contemplated by this Amendment. All references to cash in lieu of fractional shares and to dividends and distributions payable on shares of Buyer Common Stock issuable as a result of the Merger shall be disregarded and deleted.

(c) All references to $6.13 in the Merger Agreement as heretofore in effect, including in Section 2.3(a) thereof, are hereby amended to refer instead to the amount of the Merger Consideration, namely, $5.80.

(d) The words “participate in” in clause (ii) of Section 2.4(c) of the Merger Agreement as heretofore in effect are hereby deleted and the words “direct and conduct” are hereby inserted in lieu thereof.

Section 3. Representations and Warranties of the Company. In Articles III and IV of the Merger Agreement as heretofore in effect: all references to “Regulation M-A Filings” and filings pursuant to Rule 14a-12 under the Exchange Act shall be construed to include filings under the analogous provisions of the SEC’s rules relating to tender offers; all references to the Registration Statement shall be construed to refer to the Schedule TO filed by the Buyer and/or Merger Sub; all references to the registration of shares of Buyer Common Stock shall be disregarded and deemed deleted; and all references to the filing or mailing to Company stockholders of the Proxy Statement/Prospectus shall be construed to refer to the Schedule TO to be filed (and the Offer to Purchase to be delivered to Company stockholders) by the Buyer and/or Merger Sub and to the Schedule 14D-9 to be filed by the Company pursuant to this Amendment.

References in Section 3.4(a) of the Merger Agreement to the meeting of the Company Board shall be construed to refer to the transactions contemplated by the Agreement prior to giving effect to this Amendment. Section 3.4(a) of the Merger Agreement is amended to add the following sentence as a new third sentence of such section: “Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Offer and Merger contemplated by the Agreement, as amended pursuant to the Amendment, are advisable, fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement, as amended pursuant to the Amendment, and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that, if required by the DGCL, this Agreement (as amended pursuant to the Amendment) and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement (as amended pursuant to the Amendment) and the approval of the Merger, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Offer, the Merger and any other transactions contemplated by this Agreement (as amended pursuant to the Amendment).

For the avoidance of doubt, references in Section 3.25 to the date of the Agreement shall refer to May 26, 2011.

A new Section 3.29 is added as set forth below:

3.29. Certain Capitalization Issues.

(a) From September 23, 2011 through the date of this Amendment, the Company has not issued, or entered into any agreement to issue, equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities to any member of the board of directors of the Company or the Company’s CEO, CFO, COO or the VP of Marketing and Sales in an amount over $1,000,000, other than common stock issued upon exercise of options or restricted stock units that were previously granted.

(b) From September 23, 2011 through the date of this Amendment, the Company has not entered into any agreement to issue equity securities in an amount over $5,000,000, as consideration payable in connection with the acquisition of any company or business.

Section 4. Representations and Warranties of the Buyer and Merger Sub. Sections 4.2, 4.4, 4.5 and 4.7 of the Merger Agreement as heretofore in effect are hereby deleted, and in lieu thereof Buyer hereby represents and warrants that it has as of the date hereof, and will have at the Acceptance Time and at the Effective Time, sufficient cash to pay the Offer Consideration and the Merger Consideration.

Section 5. Interim Covenants Regarding Conduct of Business. A new Section 5.3 is added as set forth below:

5.3 Settlement Related Covenants.

(a) Buyer Observers. The Buyer shall have the right to designate five employees of the Buyer (one in each of the following functional areas – finance, operations, sales/marketing, technology and human resources) as observers, monitors and integration planning coordinators (the “Buyer Observers”) who shall have full access at all times to all Facilities of the Company. From and after the date hereof and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall (a) provide the Buyer Observers with regular executive office space (and customary telecommunications, computer and other office support) in the executive suite of the Company’s headquarters in Santa Clara, California, and such additional temporary office space and support at other Company facilities as they may from time to time request; (b) keep the Buyer Observers currently informed of all significant operational matters concerning the Company, and (c) obtain the prior written consent of the Buyer Observers before making any significant operational decision or taking any significant operational action (including but not limited to financial decisions or actions; provided that Buyer’s consent shall not be required for the payment of the fees and expenses of the Company’s legal, financial, accounting and litigation advisors). Without limiting the generality of the foregoing, from and after the date hereof and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall provide the Buyer Observers with contemporaneous copies of all regular financial and operational reports regularly provided to the Company’s CEO, CFO, COO and the VP of Marketing and Sales, and reasonable advance written notice of all management meetings, which the Buyer Observers shall be free to attend.

(b) Acceleration of Shipments. The Company shall not effect, propose, request, or seek any customer-approved “pull in” or acceleration of any sale, any shipment, delivery or fulfillment of any order that, as of November 30, 2011, was scheduled or forecast to be completed, shipped or fulfilled after December 31, 2011 without prior written approval of Buyer.

(c) Record Date. Unless prohibited by law, the Company will establish the open of business on the day after the scheduled expiration of the Offer as the record date for a special meeting of the stockholders for the purpose of considering and voting upon the adoption of this Agreement and the approval of the Merger, in the event that the Buyer is unable to effect a short form merger under Section 253 of the DGCL.

5.4 Indemnification Agreements. Buyer hereby agrees and consents to the Company entering into an indemnification agreement with each of Joseph Hollinger and JB Nah, in substantially the form and substance as with the officers of the Company.

Section 6. Additional Agreements. Sections 6.2, 6.5 and 6.9 of the Merger Agreement as heretofore in effect is hereby deleted. Section 6.4 of the Merger Agreement as heretofore in effect is hereby amended to delete the words “reasonable access, during normal business hours” and to substitute in place thereof the words “full access at all times”. All references to the Registration Statement and the Proxy Statement/Prospectus in Section 6.7 shall be deemed to refer to the Schedule TO filed by the Buyer and the Schedule 14D-9 filed by the Company pursuant to this Amendment.

Section 7. Closing Conditions. Article VII of the Merger Agreement as heretofore in effect is hereby amended and restated so as to read in its entirety as follows:

7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) Offer. The Buyer or Merger Sub, as the case may be, shall have purchased all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(b) Stockholder Approval. This Agreement (as amended by the Amendment) and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company, to the extent required by applicable law.

(c) No Injunctions. No governmental authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) prohibiting consummation of the Merger.

Section 8. Termination. In Section 8.1(b) of the Merger Agreement as heretofore in effect, the word “Merger” is hereby deleted and in place thereof the word “Offer” is inserted, and the date December 31, 2011 is hereby extended to June 30, 2012. Subsections (d), (e), (f) and (g) of Section 8.1 of the Merger Agreement as heretofore in effect are hereby deleted.

Section 9. Dismissal of Arbitration Petitions; Joint Press Release. Promptly following the execution and delivery of this Amendment, the parties shall take all action required to effect the dismissal of the Arbitration Proceedings, and shall issue a joint press release announcing the settlement in the form annexed as Exhibit A.

Section 10. Effect. All other provisions of the Merger Agreement as heretofore in effect shall remain in full force and effect. For the avoidance of doubt, without limiting the generality of the foregoing, the provisions of Section 6.11 of the Merger Agreement as heretofore in effect shall remain in full force and effect and shall apply to all claims now, heretofore, or hereafter asserted against any person entitled to indemnification thereunder, including claims relating to or arising out of the Arbitration Proceedings and claims asserted in re Advanced Analogic Technologies Inc. Shareholder Litigation, Lead Case No. 111CV202403.

IN WITNESS WHEREOF, the Buyer, Merger Sub and the Company have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized as of the date first written above.

SKYWORKS SOLUTIONS, INC.

By:	/s/ Liam Griffin
Name:	Liam Griffin
Title:	Executive Vice President

POWERCO ACQUISITION CORP.

By:	/s/ Mark V.B. Tremallo
Name:	Mark V.B. Tremallo
Title:	Vice President

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

By:	/s/ Samuel Anderson
Name:	Samuel Anderson
Title:	Chairman of the Board

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger as amended by Amendment No. 1 thereto dated as of November 30, 2011 (the “Agreement”) of which this Annex I is a part.

Notwithstanding any other provisions of the Offer or the Agreement, the Buyer shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer, and (so long as permitted by the terms of the Agreement) may terminate or amend the Offer, and may postpone the acceptance of, or payment for, any shares of Company Common Stock, if:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of shares of Company Common Stock validly tendered and not properly withdrawn does not equal at least a majority of such shares of Company Common Stock outstanding on the date of expiration of the Offer (the “Minimum Condition”);

(b) the Agreement shall have been terminated in accordance with its terms; or

(c) the Company has intentionally not complied with or performed in any material respect its obligations under Section 5.3 of this Agreement on or prior to the Closing Date (it being understood and agreed that “to intentionally not comply or perform” shall mean that the Company had deliberately taken an action or deliberately failed to take an action, with the actual knowledge of the Company’s CEO, CFO, COO and the VP of Marketing and Sales that such action or failure to take such action would be a material breach of Section 5.3 of this Agreement;

(d) the representation and warranty made in Section 3.29 is not true and correct as of the date of this Amendment;

or

(e) any governmental authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) prohibiting consummation of the Offer or the Merger.